Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 4q23 results, provides business update and announces 4q23 earnings call date

●	Expects 4Q23 operating income for Ocean Transportation to be $61.0 to $66.0 million
●	Expects 4Q23 operating income for Logistics to be $8.0 to $9.0 million
●	Expects 4Q23 net income and diluted EPS to be $57.7 to $62.2 million and $1.65 to $1.78, respectively
●	Repurchased approximately 0.5 million shares in 4Q23
●	Announces fourth quarter earnings call date on February 20, 2024

HONOLULU, Hawaii (January 18, 2024) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary fourth quarter financial results, provides a business update and announces that its fourth quarter earnings call will be held on February 20, 2024.

“Matson’s Ocean Transportation and Logistics business segments performed well in the fourth quarter, capping off a solid year for both business segments” said Chairman and Chief Executive Officer Matt Cox. “Our China service experienced solid freight demand with higher year-over-year volume but lower year-over-year freight rates, which when combined with higher operating costs across all tradelanes resulted in a year-over-year decline in Ocean Transportation operating income. Currently in the Transpacific marketplace, we continue to see steady U.S. consumer demand, which we expect to lead to similar demand for Matson’s CLX and CLX+ services in 2024 as in 2023. Absent a significant change in the trajectory of the U.S. economy, we expect trade dynamics across all our tradelanes in 2024 to be comparable to 2023 as consumer-related spending activity is expected to remain stable.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw lower year-over-year volumes in Hawaii and Alaska and higher year-over-year volume in Guam compared to the levels in the same period last year. The year-over-year volume declines in Hawaii and Alaska were primarily due to lower general demand and lower seafood volume, respectively. The year-over-year volume increase in Guam was primarily driven by higher general demand. In Logistics, operating income decreased year-over-year primarily due to a lower contribution from transportation brokerage. As a result, Matson expects fourth quarter operating income for Ocean Transportation of $61.0 to $66.0 million and Logistics operating income of $8.0 to $9.0 million. We also expect fourth quarter 2023 net income and diluted EPS to be $57.7 to $62.2 million and $1.65 to $1.78, respectively.”

Fourth Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended December 31, 2023 compared to the three months ended December 31, 2022 and on a FEU basis:

●	Hawaii container volume decreased 1.9 percent primarily due to lower general demand;
●	Alaska container volume decreased 0.6 percent due to lower export seafood volume from the Alaska-Asia Express service (“AAX”), partially offset by higher northbound volume due to an additional sailing and higher southbound volume due to higher domestic seafood volume;
●	China container volume was 23.3 percent higher primarily due to higher demand for our China service resulting in higher volumes for both CLX and CLX+;
●	Guam container volume was 2.0 percent higher primarily due to higher general demand; and
●	Other container volume decreased 6.0 percent.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Effective Income Tax Rate, Liquidity, Debt and Share Repurchases

The effective income tax rate for the fourth quarter of 2023 is estimated to be approximately 26.0 percent, which is higher than the approximately 23 percent previously forecast primarily due to discrete tax adjustments.

Matson’s cash and cash equivalents as of December 31, 2023 was approximately $134.0 million, which excludes $599.4 million in cash on deposit within the Capital Construction Fund (“CCF”). Total debt as of December 31, 2023 was $440.6 million.(3)

During the fourth quarter of 2023, Matson repurchased approximately 0.5 million shares for a total cost of $47.9 million. As of December 31, 2023, the Company had approximately 2.5 million shares remaining in its share repurchase program.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

(3)	Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Teleconference and Webcast

A conference call is scheduled on February 20, 2024 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Tuesday, February 20, 2024
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BI699bc0b39e6a47fc97bb30c15cb03937

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company’s fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results; consumer demand; consumer-related spending activity; economic uncertainty; trade dynamics; and demand for Matson’s CLX and CLX+ services. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the ability of Philly Shipyard to construct and deliver the new Aloha Class vessels on the contemplated timeframe; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.